NOCOPI TECHNOLOGIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE


                                                                    EXHIBIT 11.1


                                                          1996             1995                  1994
                                                          ----             ----                  ----
Primary
   Net loss applicable to common shares             $    (408,300)     $  (241,900)          $(1,419,200)
                                                       ==========       ==========            ==========

   Weighted average common shares outstanding          14,067,606       14,006,254            13,878,593
   Dilutive shares - based on the
     treasury stock method using the
     average market price (1)                              34,780           83,586                17,535
                                                       ----------       ----------            ----------
                                                       14,102,386       14,089,840            13,896,128
                                                       ==========       ==========            ==========

Per share amount applicable to net loss                     ($.03)           ($.02)                ($.10)


                                                          1996             1995                  1994
                                                          ----             ----                  ----
Fully diluted
  Net loss                                          $   (408,300)      $  (241,900)          $(1,419,200)
  Add interest on Series B notes                          66,500            74,700                98,000
  Deduct ownership interest of others
    in loss of consolidated entity                      (374,800)         (322,900)             (218,000)
                                                       ----------       ----------            ----------
  Net loss applicable to common shares                 $(716,600)        $(490,100)          $(1,539,200)
                                                       ==========       ==========            ==========

  Weighted average common shares outstanding           14,067,606       14,006,254            13,878,593
  Dilutive shares - based on the
    treasury stock method using the
    greater of the period-end market
    price or the average market price (2)               1,336,461        1,411,382               934,978
                                                       ----------       ----------            ----------
                                                       15,404,067       15,417,636            14,813,571
                                                       ==========       ==========            ==========


Per share amount applicable to net loss                     ($.05)           ($.03)                ($.10)


(1)   represents shares resulting from stock options and warrants.

(2) represents shares resulting from stock options, warrants and the assumed conversion of convertible notes and Euro-Nocopi S.A. stock.


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